(Exhibit 99)

                               International Paper
                       Transitional Performance Unit Plan
                             Effective July 1, 1999

I.    Purpose of the Plan
--    -------------------

      The purpose of the Transitional Performance Unit Plan (the Plan), is to provide incentive to senior managers of International Paper to achieve additional ROI improvement during a transitional period between the cancellation of the Performance Share Plan portion of the Long Term Incentive Compensation Plan (LTICP) and the implementation of a new plan in 2001.

II.   Plan Description
---   ----------------

      The Plan is a one-time, performance unit plan that provides a cash award to Participants upon successful achievement of the additional ROI targets established. Target awards may be adjusted up or down based on performance subject to the recommendation of the Chairman and Chief Executive Officer, and final review and approval by the Management Development and Compensation Committee of the Board (the Committee).

III.  Participation
----  -------------

      Participation in this Plan is limited to those individuals whose positions are PL 25 and higher, who were participants in the Company's Performance Share Plan of the Long Term Incentive Compensation Plan immediately prior to its termination, and those additional individuals selected by the Chairman and Chief Executive Officer based upon those individuals' contribution to the strategic success of the Company. Participation in the Plan, or receipt of an award under this Plan, does not give the Participant any right, implied or otherwise, to continued employment.

IV.   Awards
---   ------

      A.    Award Amount
            ------------

            Awards are expressed as performance units and will be earned in full or in part, based upon the level of achievement of the ROI improvement goals established at the Corporate Performance and Business Performance levels. The target and maximum number of performance units established by Position Level are established by the Committee upon adoption of this Plan. Total awards cannot exceed 150% of the aggregate target awards for all Plan participants.

      B.    Performance Criteria
            --------------------

            o Corporate Performance is the aggregate ROI improvement performance of all business units.
            o Business Performance is the specific ROI improvement performance for a particular business.

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      C.    Award Determination
            -------------------

            Awards are earned according to the following schedule:

                                                    Corporate       Business
            Participation Level                    Performance     Performance
            -------------------                    -----------     -----------
            CEO and Corporate Staff                   100%              0
            Business Group Executive                   50%             50%
            Subordinate Business Executive             40%             60%

      D.    Award Scale
            -----------

            Awards are determined by performance according to the following scale:

                   Performance to Target        Percent of Target Award
                   ---------------------        -----------------------
                            120%                          150%
                            100%                          100%
                             80%                           50%

            Awards will be interpolated to the nearest whole percent.

      E.    Award Amount
            ------------

            The amount of the award is determined by multiplying the percent of target award by the target number of performance units multiplied by the fair market value of the stock at the close of trading on December 29, 2000. The award will be made in cash no later than April, 2001.

V.    Administration of the Plan
--    --------------------------

      The Plan operates at the discretion of the Committee. The Committee may exercise total discretion and judgment in interpreting the Plan, and adopting from time to time rules and regulations that govern the administration of the Plan.

      Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareholders, and employees.

      The Committee may at any time suspend, terminate, modify, or amend any or all of the provisions of this Plan.

VI.   Method of Timing of Payment of Awards
---   -------------------------------------

      Performance units will be earned on the date the Committee determines the performance objectives have been achieved. Payment will be in cash, on or before April, 2001.

      The Committee, in its discretion, may award any or all of any unearned award to the Participant or Participant's estate or beneficiary upon the Participant's death or total disability.

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VII.  Governing Law
----  -------------

      The Plan is governed by the laws of the State of New York.

VIII. Tax Withholding
----- ---------------

      The Company will deduct from settlement of any award made under the Plan, a sufficient amount to cover withholding of any federal, state, local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations.

IX.   Non-Transferability of Award
---   ----------------------------

      No award, under this Plan, and no rights or interests therein, will be assignable or transferable by a participant (or legal representative).

X.    Change of Control
--    -----------------

      Should the Company experience a Change of Control (as defined in the LTICP), all awards described in this Plan will be awarded in full, at the earlier of the date of the Change of Control or the Participant's termination from the Company.